UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HARTE HANKS, INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note

Harte Hanks, Inc. (the “Company”) is filing and disseminating this supplement to the Company’s definitive proxy statement that was filed with the Securities and Exchange Commission on July 18, 2019 to provide additional information about the progress the Company’s management and audit committee has made in connection with the remediation of previously reported material weaknesses in the Company’s internal control over financial reporting and disclosure controls and procedures.
Background
In its Form 10-K for the fiscal year ending December 31, 2016 (the “2016 Form 10-K”), the Company and Deloitte & Touche LLP (“Deloitte”), the Company’s then-acting auditors, identified nine material weaknesses in the Company’s internal control over financial reporting in areas including (i) the effectiveness of the control environment, risk assessment, information and communication, monitoring, and design and implementation of control activities, (ii) the effectiveness of internal controls over revenue recognition, (iii) the effectiveness of the accounting for the contingent consideration, (iv) the effectiveness of evaluation of goodwill for impairment, (v) the effectiveness of controls around evaluation of deferred tax assets, and (vi) the effectiveness of controls over the financial closing and reporting process. The identification and existence of these material weaknesses, together with other unrelated items then existing, caused the Company to file the 2016 Form 10-K over two months past the SEC’s deadline for such form.
The number of material weaknesses identified in the 2016 Form 10-K, together with the significant filing delay, led certain shareholders, including Sidus Investment Management, LLC (“Sidus”) and Sidus Investment Partners, L.P. (“Sidus Partners”), to raise concerns to the Board that the Board was deficient in its financial oversight and shareholder communications and responsiveness.
Board Overhaul
On July 18, 2017, the Company entered into a Cooperation Agreement with Sidus and Sidus Partners in an effort to address these concerns and avoid disruption on the Board. Pursuant to the Cooperation Agreement, the Board increased the number of directors on its board by two and appointed Alfred V. Tobia, Jr. and Melvin L. Keating to fill the resulting vacancies. Mr. Tobia was appointed to the Compensation Committee, and Mr. Keating was appointed to the Audit Committee, which, at the time, consisted of William Farley (Chair), Christopher Harte, Scott Key and Mel Keating. When the Form 10-K for the year ended December 31, 2017 was filed, four of the nine material weaknesses identified in the 2016 Form 10-K were remediated.
On May 17, 2018, the Company entered into a Cooperation Agreement with Houston H. Harte and certain of his shareholder affiliates who collectively own approximately 11.8% of the Company’s outstanding shares. In connection with this agreement, the Board appointed Timothy “Bant” Breen, Maureen O’Connell and Martin Reidy to replace Christopher Harte, Scott Key, Judy Odom and William Farley.
In connection with the changes to the Board’s composition, Mr. Tobia was appointed Chairman of the Board, Ms. O’Connell was appointed to the reduced three-person Audit Committee, and Mr. Keating was named as the Audit Committee Chair. In addition, in connection with the Cooperation Agreement, John H. Griffin Jr. joined the Board and was also appointed to the Audit Committee. These changes to the Board’s composition, as well as to the key board committees, including the Audit Committee’s leadership and composition, reflect the culmination of an on-going board and governance review and refreshment process.
On March 1, 2019, Mr. Reidy resigned as a member of the Board, though he continued to work with the Company as head of its Marketing Services Business Unit. The Board appointed Evan Behrens as a director to fill the vacancy created by Mr. Reidy’s resignation. Mr. Behrens was appointed to the Audit Committee, replacing Mr. Griffin.
During their brief tenure with the Board and specifically, the Audit Committee, Messrs. Keating and Griffin and Ms. O’Connell have worked closely with the Company’s management to increase their committee’s oversight of the financial reporting function, remediate the material weaknesses in internal control over financial reporting that existed when they joined the committee and assist in ensuring that the Company has the proper service providers to meet its needs, such as the replacement of Deloitte with Moody, Famiglietti & Andronico, LLP, a far more appropriate financial and operational fit for the Company. On March 18, 2019, the Company filed its Form 10-K for the fiscal year ending December 31, 2018, in which the Company reported that an additional three of the existing material weaknesses were remediated, including material weaknesses related to contingent consideration, recoverability of deferred tax assets, financial close and reporting, and three of the five components of internal control as defined by the Committee of Sponsoring Organizations of the Treadway Commission (including control environment, risk assessment and monitoring). Since Mr. Tobia and Mr. Keating joined the Board, seven of the nine material weaknesses that existed at the time of their appointment have been remediated. The Audit Committee is continuing its work with the financial reporting function toward remediation of the remaining material weaknesses and expects to resolve all material weaknesses by the end of 2019.